EXHIBIT 3.17

READ CAREFULLY THE INSTRUCTIONS

AGREEMENT OF INCORPORATION

I. The undersigned agree to become a corporation by the name of (1)

BELFRY COAL CORPORATION

(1) The name of the corporation shall contain one of the words “association,” “company,” “corporation,” “club,” “incorporated,” “society,” “union,” or “syndicate,” or one of the abbreviations, “co.,” or “inc.”; but no name shall be assumed already in use by another existing corporation of this State, or by a foreign corporation lawfully doing business in the State, or so similar thereto, in the opinion of the Secretary of State, as to lead to confusion.

II. The principal Office or Place of Business of said Corporation will be located in the village of Spring, in the county of Mingo, and State of West Virginia. Its chief works will be located in Pike County, Kentucky. Its post office address will be: P. O. Box 816, Williamson, West Virginia.

(1) Insert number and name of street, if in a city having street numbers, if not, strike out.

(2) Erase the word “city,” “town” or “village,” leaving the one required.

(3) Give location of chief works; if at the same place as principal office or place of business, say “Its chief works will be located at the same place.” If there be no chief works, say “Said corporation will have no chief works.” If chief works are in West Virginia, give name of magisterial district and county in which they are or will be located. In case of oil well, gas well, or prospecting companies, and other like companies, where the chief works will be shifting, and in cases of companies that will have chief works, or works at different points in this State, say “chief works will be located in              district, in              county, State of West Virginia and elsewhere in said State. If chief works are not to be in West Virginia, then it is only necessary to give the name of the State or county in which they will be located.

III. The objects for which this Corporation is formed are as follows:

(If not sufficient space here to cover this point add one or more sheets of paper of this size.)

1. To buy, hold, sell, own, explore, develop, and operate lands, including coal and mineral-bearing lands, and interests and estates therein, and to lease and rent the same to others.

2. To construct, buy, hold, own, use, and operate buildings, structures, improvements, machinery, equipment, plants, and facilities for the exploration, development, mining, drilling, excavation, removal, treatment, handling, hauling, transporting, sale, and exchange of coal and other minerals and by-products and derivatives manufactured or produced therefrom.

3. To buy, sell, deal in, and act as producer, wholesaler, jobber, distributor, retailer, and agent, in the production, handling, storage, distribution, and sale of coal, coke, other minerals, and products therefrom.

4. To buy, hold, own, operate, lease, sell, and dispose of establishments and enterprises for the handling, purchase, distribution, and sale, as wholesaler, jobber, distributor, and retailer, of general and various and sundry classes of merchandise.

5. To buy, hold, use, grant, mortgage, pledge, encumber, rent, and lease real and personal property and its franchises, except where expressly forbidden by law.

IV. The amount of the total authorized capital stock of said corporation shall be two hundred and fifty thousand (250,000) dollars, which shall be divided into two thousand (2,000) shares of preferred stock of the par value of one hundred dollars ($100.00) per share, and five hundred (500) shares of common stock of the par value of one hundred dollars ($100.00) per share.

Use space below for statement as to stock without par value, or where more than one class of stock is to be issued, or one or more series within a class, and as to any designation, powers, etc., as provided in subdivision (d), § 6, art. 1, c. 31, Code.

In the case of a corporation not organized for profit and not authorized to issue capital stock, a statement to that effect shall be set forth together with a statement as to the conditions of membership.

The shares of preferred stock shall be entitled to no voting rights with respect to the management or control of the corporation or its assets or business.

There shall be payable on each share of preferred stock an annual dividend on all such shares outstanding, equivalent to the sum of six (6) percent of the par value thereof. Such dividends shall be cumulative and shall be preferred over the common stock in the distribution of earnings or surplus, and shall also be preferred over the common stock in the distribution of assets upon dissolution or liquidation of the corporation, to the extent of the par value of the preferred stock plus all accrued and unpaid dividends.

The outstanding shares of preferred stock shall be callable for redemption and retirement on the first day of June or the first day of December of any year, upon payment of the sum of one hundred dollars ($100.00) per share plus any accrued and unpaid dividends thereon. In the event redemption be made of less than all the outstanding shares of preferred stock, such redemption shall be made ratably among all the holders of preferred stock in proportion to their respective holdings of preferred stock as nearly as may be without giving effect to any fractional share or shares.

No outstanding shares of preferred stock shall become callable for redemption until necessary and appropriate action for that purpose has been authorized by the affirmative vote of not less than a majority of all the members of the board of directors of the corporation.

Notice of such call for redemption of outstanding shares of preferred stock shall be given to each holder thereof, by appropriate writing, sent by first class United States mail, addressed to the post office address of the stockholder as such address appears on the records of the corporation. Such notice shall be deposited in the United States mail at least thirty (30) days prior to the proposed date of redemption.

No dividends shall be payable after the date of redemption on any share of preferred stock which has been duly called for redemption, but the certificate or certificates for which have not been forwarded and surrendered to the corporation prior to the date of redemption.

All or any part of the authorized and unissued shares of preferred stock may be converted into the same number of shares of common stock, of the same par value, at any time, when authorized by appropriate resolution adopted by vote of a majority of all the members of the board of directors of the corporation.

As to any shares of preferred stock that may be redeemed and retired, all or any part thereof may be converted into the same number of shares of common stock, of the same par value per share, at any time, and subsequently sold, when authorized by appropriate resolution adopted by vote of a majority of all the members of the board of directors of the corporation.

All or any part of any shares of outstanding preferred or common stock that may be redeemed or purchased by the corporation, and then become treasury stock, may be subsequently sold, when authorized by appropriate resolution adopted by vote of the majority of all the members of the board of directors of the corporation.

The amount of capital stock with which the corporation will commence business is one thousand dollars ($1,000.00), being ten (10) shares of common stock of the par value of one hundred dollars ($100.00) per share.

V. The name and post office address of the incorporators and the number of shares of stock subscribed for by each are as follows:

(The number of incorporators to be not less than three as to stock, not less than five as to nonstock corporations.)

NAME (5)	P. O. ADDRESS (6)	No. of Shares Common Stock	No. of Shares Preferred Stock	Total No. of Shares
Troy T. Deskins	P. O. Box 816 Williamson, West Virginia	8	None	8
W. Bryan Deskins	P. O. Box 816 Williamson, West Virginia	1	None	1
Sonny C. Deskins	P. O. Box 816 Williamson, West Virginia	1	None	1

(5)	Write name very plainly—typewrite them if possible.
(6)	Give street number if there be such, thus No. 123 Capital Street, Charleston, W. Va.

VI. The existence of this corporation is to be perpetual. Yes.

VII. Use space below to set forth any additional provisions desired and which are authorized by law. See art. 1, c. 31, Code. Also set forth number of acres of land desired to be held in West Virginia. If such number be above 10,000 acres, pursuant to §66, art. 12, c. 11, Code. If more space is required, add one or more sheets of paper this size.

WE, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of West Virginia do make and file this Agreement; and we have accordingly hereunto set our respective hands this 22nd day of May, 1947.

All the incorporators must sign below.

/s/ Troy T. Deskins
/s/ W. Bryan Deskins
/s/ Sonny C. Deskins

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